Exhibit 10.01.1

Execution Version

AMENDMENT, WAIVER AND CONSENT TO THE LOAN AGREEMENT

AMENDMENT, WAIVER AND CONSENT, dated as of February 28, 2020 (the “Amendment, Waiver and Consent”), between GRAÑA Y MONTERO S.A.A., as borrower (the “Borrower”) and CS PERU INFRASTRUCTURE HOLDINGS LLC, as initial lender (the “Initial Lender”) to that certain Loan Agreement, dated as of July 31, 2019 (the “Loan Agreement”), between the Borrower and the Initial Lender. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given to such terms in the Loan Agreement.

WHEREAS, pursuant to Section 9.09 of the Loan Agreement, the Bankruptcy of any Main Subsidiary constitutes an Event of Default under the terms of the Loan Agreement;

WHEREAS, as of the date hereof, a Bankruptcy has occurred with respect to a Main Subsidiary, Adexus S.A. (“Adexus”), specifically, and as disclosed to the market by the Borrower through a relevant information notice dated November 21, 2019, Adexus entered into bankruptcy proceedings under Chilean law on November 19, 2019, to restructure its outstanding indebtedness (the “Specified Default”);

WHEREAS, pursuant to Section 2.06(b) of the Loan Agreement, after the occurrence and during the continuance of an Event of Default, the Borrower is obligated to pay interest on the then-outstanding principal balance of the Loans (plus any past due amounts not constituting principal) at a per annum interest rate at all times equal to the Default Rate from the date of the occurrence of such Event of Default, through and including the date upon which the Event of Default is cured, waived or otherwise expires or terminates. As of February 28, 2020, the aggregate interest amount of the Specified Default is equal to one hundred ninety six thousand three hundred eighty nine Dollars (US$196,389.00) (the “Accrued Default Interest”);

WHEREAS, the Borrower has requested to modify the definition of Consolidated EBITDA set forth in Section 1.1. of the Loan Agreement, as set forth herein;

WHEREAS, as disclosed to the market by the Borrower through a relevant information notice dated August 26, 2019, the Borrower acknowledged that its former executives and current shareholders Jose Graña Miro Quesada and Hernando Graña Acuña, had initiated a proceeding to enter into a plea bargain agreement with a Governmental Authority in Peru (the “Former Officers Proceeding”);

WHEREAS, considering the information made public regarding the Former Officers Proceeding, the former officers may be disclosing information about the Gasoducto Sur Peruano project (the “GSP Project”) in relation to such proceeding; however, such process is confidential under Peruvian law and the Borrower is not in a position to have true and actual knowledge of such information;

WHEREAS, the Borrower has entered into a preliminary plea bargain agreement with a Governmental Authority in Peru which has in part, due to the risk of the type of information being disclosed under the Former Officers Proceeding, required the Borrower to admit guilt with regard to violation of Anti-Corruption Laws in relation to an investigation into conduct related to the GSP Project, which admission will not be effective until the Borrower’s final plea agreement is signed;

WHEREAS, the Borrower has requested to amend Schedule 6.25 (Anti-Corruption Laws, Sanctions and Anti-Money Laundering Laws) of the Loan Agreement, as set forth herein;

WHEREAS, the Borrower has requested that the Initial Lender (i) provide a waiver in respect of the Specified Default, (ii) consent to the Permitted Voluntary Prepayment (as defined herein), (iii) agree to modify the definition of Consolidated EBITDA set forth in Section 1.1. of the Loan Agreement, and (iv) agree to modify Schedule 6.25 of the Loan Agreement, all in accordance with the terms hereof; and

WHEREAS, the Initial Lender is willing to grant the waiver and consents requested hereto (subject to the terms hereof), and enter into a limited waiver and amendment to the Loan Agreement, solely to the extent contemplated herein;

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the sufficiency of which is hereby confirmed and accepted by the parties hereto, the parties hereto agree as follows:

1.    Limited Waiver under the Loan Agreement. Notwithstanding anything to the contrary set forth in the Loan Agreement, subject to the conditions set forth in Section 4 hereto, and solely to the extent set forth herein, the Initial Lender hereby agrees to waive the Specified Default, provided that (i) such waiver is subject to all of the terms and conditions set forth in this Amendment, Waiver and Consent; (ii) in no event shall such waiver granted by the Initial Lender in connection to the Specified Default be construed as a waiver of any other breach or default that may have occurred (whether or not known by the Initial Lender) under the Loan Agreement or any other Credit Document; (iii) the waiver set forth in this Section 1 shall not excuse or otherwise waive any failure by the Borrower to comply with any other terms set forth in the Loan Agreement or any other Credit Document; and (iv) the Initial Lender expressly reserves all of its rights, powers, privileges and remedies under the Loan Agreement, the other Credit Documents and/or applicable law. No oral representations or course of dealing on the part of the Initial Lender or any of its officers, employees or agents, and no failure or delay by the Initial Lender with respect to the exercise of any right, power, privilege or remedy under of the Loan Agreement, the other Credit Documents or applicable law shall operate as a waiver thereof, and the single or partial exercise of any such right, power, privilege or remedy shall not preclude any later exercise of any other right, power, privilege or remedy.

2.    Voluntary Prepayment Consent. Notwithstanding anything to the contrary set forth in Section 4.01 of the Loan Agreement, the Initial Lender hereby consents to, and the Borrower hereby agrees to make, as a condition to the effectiveness of this Amendment, Waiver and Consent, a voluntary prepayment of the outstanding Loans, no later than February 28, 2020, in immediate, available funds, in an aggregate principal amount of ten million Dollars (US$10,000,000.00) together with (i) accrued interest in the amount of one hundred fifty one thousand eighty-three Dollars (US$151,083.00); and (ii) a Make-Whole Premium in the amount of two hundred eighty thousand one hundred ninety four Dollars (US$280,194.00) (the payment of all such amounts contemplated in this Section 2, the “Permitted Voluntary Prepayment”).

3.    Limited Amendment to the Loan Agreement. The Borrower and the Initial Lender hereby agree that:

a)    the definition of Consolidated EBITDA set forth in Section 1.1. of the Loan Agreement shall be amended by inserting the following text at the end of such definition, but prior to the period set forth therein: “provided, however, that Consolidated EBITDA shall not include (as part of the calculation of net profit) any impact of non-cash non-recurring events”; and

b)    the list of investigations in Schedule 6.25 (Anti-Corruption Laws, Sanctions and Anti-Money Laundering Laws) shall be amended by inserting the following text at the end of item 3: “4. Investigations of the applicable Governmental Authorities in Peru relating to the Gasoducto Sur Peruano project.”

4.    Conditions to Effectiveness. This Amendment, Waiver and Consent shall become effective only upon the satisfaction of all of the following conditions:

a)    due execution and delivery by each of the Borrower and the Initial Lender of this Amendment, Waiver and Consent;

b)    payment, in immediate, available funds to the Lender Account, of the following amounts: (i) the Default Accrued Interest; (ii) the Permitted Voluntary Prepayment; (iii) an amendment and waiver fee in the amount of two hundred sixty two thousand five hundred Dollars (US$262,500.00); and (iv) any out-of-pocket expenses (including any legal fees, which shall not exceed US$25,000.00) incurred by the Initial Lender to enter into this Amendment, Waiver and Consent.

c)    each of the representations and warranties contained in Section 5 hereto shall be true and correct in all respects.

5.    Representations and Warranties. As of the date hereof and immediately after giving effect to this Amendment, Waiver and Consent and the waiver contemplated hereby, the Borrower hereby represents and warrants to the Initial Lender as follows:

a) this Amendment, Waiver and Consent has been duly authorized, executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency or similar laws affecting secured creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and the Loan Agreement, after giving effect to this Amendment, Waiver and Consent, constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency or similar laws affecting secured creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

b)    the execution and delivery hereof by the Borrower and the performance and observance by the Borrower of the provisions hereof do not violate or conflict with (i) any constituent document of the Borrower or (ii) any requirement of law applicable to the Borrower or result in a breach of any provision of or constitute a default under any contractual obligation of the Borrower; and

c)    no Default or Event of Default, other than the Specified Default, has occurred and is continuing.

6.    Continuing Effect of Loan Agreement.

a)    Except as expressly set forth herein, all of the terms and provisions of the Loan Agreement are and shall remain in full force and effect and are hereby ratified and confirmed.

b)    Other than as explicitly provided herein, the execution, delivery and performance of this Amendment, Waiver and Consent shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Initial Lender under the Loan Agreement or the other Credit Documents. The amendments contained herein are each limited to the specific provisions and circumstances described and shall not be deemed to prejudice any rights not specifically addressed herein which the Initial Lender may now have or may have in the future under the Loan Agreement or the other Credit Documents.

7.    Counterparts. This Amendment, Waiver and Consent may be executed in counterparts and all of the said counterparts taken together shall be deemed to constitute one and the same instrument.

8.    Governing Law. Section 10.08 (Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial) of the Loan Agreement is incorporated herein by reference, mutatis mutandis, as if fully set forth herein.

9.    Section Titles. The section titles contained in this Amendment, Waiver and Consent are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section.

10.    Notices. All communications and notices hereunder shall be given as provided in the Loan Agreement.

11.    Severability. The fact that any term or provision of this Amendment, Waiver and Consent is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any other person.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment, Waiver and Consent to be duly executed by their respective authorized officers as of the date first above written.

GRAÑA Y MONTERO S.A.A.

By:	/s/ Monica Miloslavich
Name:	Monica Miloslavich
Title:	CFO

/s/ Daniel Urbina
Daniel Urbina
CLO

[Signature page to Amendment, Waiver and Consent]

CS PERU INFRASTRUCTURE HOLDINGS LLC

By:	/s/ BRADSHAW MCKEE
Name:	BRADSHAW MCKEE
Title:	AUTHORIZED SIGNATORY

By:	/s/ JOSHUA O’MELIA
Name:	JOSHUA O’MELIA
Title:	AUTHORIZED SIGNATORY

[Signature page to Amendment, Waiver and Consent]